Exhibit (a)(1)(i)

OFFER TO PURCHASE

THE GABELLI EQUITY TRUST INC.

One Corporate Center
Rye, New York 10580-1422

OFFER TO PURCHASE
ALL OUTSTANDING
AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES C, PAR VALUE $0.001
AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES E, PAR VALUE $0.001

Dated November 16, 2023

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON DECEMBER 20, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND
TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).
TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To the Stockholders of The Gabelli Equity Trust Inc.:

The Gabelli Equity Trust Inc., a Maryland corporation (the “Fund,” “we,” “us,” or “our”), is offering to purchase all of the Fund’s currently outstanding Series C Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series C Preferred”) and Series E Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series E Preferred” and together with the Series C Preferred, the “Auction Rate Preferred Shares”), for cash at a price equal to 90% of the $25,000 liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, the “Purchase Price”), plus any accrued and unpaid dividends, on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), each as may be amended or supplemented from time to time. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, as the “Offer.”

In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 20, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Auction Rate Preferred Shares will receive the Purchase Price, plus any accrued and unpaid dividends, as of the Expiration Date.

The Offer will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Auction Rate Preferred Shares may be withdrawn at any time prior to the expiration of the Offer. In addition, you may withdraw any tendered shares of Auction Rate Preferred Shares if we have not accepted them for purchase within 40 business days from the commencement of the Offer on November 16, 2023.

The Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of September 30, 2023, Sunrise Partners Limited Partnership (“SPLP”) owns more than 80% of the outstanding Auction Rate Preferred Shares. In the event that SPLP does not properly tender substantially all of its Auction Rate Preferred Shares (or determines to withdraw substantially all of its previously tendered Auction Rate Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Offer. See “Terms of the Offer—Conditions to the Offer.”

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

You should rely only on the information contained or incorporated by reference in this Offer to Purchase. The Fund has not authorized anyone to provide you with different information. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

IMPORTANT

THE FUND MAKES NO RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO PARTICIPATE IN THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO PARTICIPATE IN THE OFFER, AND, IF THEY CHOOSE TO DO SO, THE AMOUNT OF AUCTION RATE PREFERRED SHARES TO TENDER.

BECAUSE EACH STOCKHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY STOCKHOLDERS SHOULD PARTICIPATE IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THE CONTENTS OF THIS OFFER TO PURCHASE ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH STOCKHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. .

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GAB.info@investor.morrowsodali.com).

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund, Gabelli Funds, LLC (the “Investment Adviser”) or any of its respective affiliates or any other person or entity of the results that will actually be achieved by the Fund. None of the Fund, the Investment Adviser or its respective affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

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TABLE OF CONTENTS

NOTICE TO INVESTORS	1
SUMMARY TERM SHEET	2
QUESTIONS AND ANSWERS ABOUT THE OFFER	6
USE OF PROCEEDS	10
CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS	11
THE OFFER	13
TAXATION	25
CUSTODIAN, TRANSFER AGENT, AUCTION AGENT AND DIVIDEND DISBURSING AGENT	28
AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES	29
PROPOSALS AND PLANS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
TRANSACTIONS IN AUCTION RATE PREFERRED SHARES	33
INCORPORATION BY REFERENCE	34
ADDITIONAL INFORMATION	35

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NOTICE TO INVESTORS

We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Purchase, other than those contained in, or incorporated by reference into, this Offer to Purchase. If given or made, such information or representations may not be relied upon as having been authorized by us.

In making an investment decision, holders must rely on their own examination of us and the terms of the Offer, including the merits and risks involved. The information contained in this Offer to Purchase is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Purchase nor the consummation of the Offer will create the implication that the information contained herein is correct at any time after the date hereof; however, if a material change occurs in the information contained in this Offer to Purchase, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date.

The contents of this Offer to Purchase are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Offer. Questions regarding the Offer, requests for assistance in tendering your Auction Rate Preferred Shares or requests for additional copies of this Offer to Purchase circular or the Letter of Transmittal should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GAB.info@investor.morrowsodali.com).

SUMMARY TERM SHEET

This Summary Term Sheet sets forth certain terms of the Offer to Purchase. Capitalized terms used in this Summary Term Sheet and not otherwise defined shall have the meanings ascribed to them elsewhere in this Offer to Purchase.

The Fund	The Gabelli Equity Trust Inc. is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). Throughout this Offer to Purchase, we refer to The Gabelli Equity Trust Inc. as the “Fund” or as “we.”

The Fund was organized as a Maryland corporation on May 20, 1986, and commenced its investment operations on August 21, 1986. The Fund’s outstanding common stock, par value $0.001 per share, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GAB” and the Fund’s 5.000% Series G Cumulative Preferred Stock, liquidation preference $25 per share (the “Series G Preferred”), 5.000% Series H Cumulative Preferred Stock, liquidation preference $25 per share (the “Series H Preferred”), and 5.000% Series K Cumulative Preferred Stock, liquidation preference $25 per share (the “Series K Preferred”), are listed on the NYSE under the symbol “GAB PrG,” “GAB PrH,” and “GAB PrK,” respectively. The Fund’s Series C Auction Rate Cumulative Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (the “Series C Preferred”), Series E Auction Rate Cumulative Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (the “Series E Preferred”), and 4.250% Series M Cumulative Preferred Stock, liquidation preference $100 per share (the “Series M Preferred”), are not traded on a stock exchange. The Series C Preferred, Series E Preferred, Series G Preferred, Series H Preferred, Series K Preferred and Series M Preferred (collectively, the “Existing Preferred Shares”) have the same seniority with respect to distributions and liquidation preference.

Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund.

Securities Subject to the Offer	The Fund’s Series C Preferred and Series E Preferred (together, the “Auction Rate Preferred Shares”).

Holders Eligible to Participate in the Offer	All holders of Auction Rate Preferred Shares are eligible to participate in the Offer. See “The Offer—Terms of the Offer.”

No Recommendation	Neither we, our Board of Directors (the “Board” and each member of the Board individually a “Director”), the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Auction Rate Preferred Shares in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Auction Rate Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant.

The Offer may not be suitable for all holders of Auction Rate Preferred Shares. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Risk Factors and Special Considerations” before deciding whether to participate in the Offer.

Price Offered per Auction Rate Preferred Share	In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, each participating holder of Auction Rate Preferred Shares will receive cash in an amount equal to 90% of the $25,000 liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, the “Purchase Price”), plus any accrued and unpaid dividends.

See “The Offer—Terms of the Offer.”

If you have questions, please call the Information Agent at the toll-free number below.

Withdrawal

You may withdraw previously tendered Auction Rate Preferred Shares at any time before the Expiration Time (as defined below) on the Expiration Date. In addition, you may withdraw any tendered Auction Rate Preferred Shares if we have not accepted them for purchase within 40 business days from the commencement of the Offer on November 16, 2023.

To withdraw previously tendered Auction Rate Preferred Shares, you are required to submit a notice of withdrawal to the Depositary (as defined below), in accordance with the procedures described herein and in the Letter of Transmittal. See “The Offer—Withdrawal of Tenders.”

Conditions to the Offer

The Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of September 30, 2023, Sunrise Partners Limited Partnership (“SPLP”) owns more than 80% of the outstanding Auction Rate Preferred Shares. In the event that SPLP does not properly tender substantially all of its Auction Rate Preferred Shares (or determines to withdraw substantially all of its previously tendered Auction Rate Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Offer.

For a complete description of the conditions of the Offer, see “The Offer—Conditions to the Offer.”

Expiration Date

The Offer will expire at 5:00 p.m., New York City time (the “Expiration Time”), on December 20, 2023, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”).

We, in our sole discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. If we decide to extend the Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., Eastern time, on the first business day following the previously scheduled Expiration Date. See “The Offer—Expiration Date” and “—Extension, Termination or Amendment.”

Settlement Date	We currently anticipate that the settlement date in respect of Auction Rate Preferred Shares validly surrendered and accepted for purchase in the Offer will occur on December 27, 2023 (four business days after the Expiration Date).

How to Tender your Auction Rate Preferred Shares	If you wish to tender all or any part of your Auction Rate Preferred Shares, you should either:
(i) deliver such Auction Rate Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer—Procedure for Tendering” prior to the Expiration Date; or

(ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.

If you have Auction Rate Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Auction Rate Preferred Shares.

To tender your Auction Rate Preferred Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

See “The Offer—Procedure for Tendering.”

If you have questions, please contact the Investment Adviser (telephone number: (914) 921-5070 or toll free: (800) GABELLI; email: ClosedEnd@Gabelli.com).

Taxation	See “Taxation” for a discussion of certain U.S. federal income tax considerations with respect to the Offer.

ERISA	See “Certain Employee Benefit Plan and IRA Considerations.”

Depositary and Information Agent	The Fund has retained Computershare Trust Company, N.A. (“Computershare”) (150 Royall Street, Canton, MA 02021) to act as depositary (“Depositary”) and Morrow Sodali (333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902) to act as information agent (“Information Agent”) for the Offer.

Custodian, Transfer Agent and Dividend Disbursing Agent

The Bank of New York Mellon Corporation (“BNY Mellon”), located at 240 Greenwich Street, New York, NY 10286, serves as the custodian (the “Custodian”) of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare Trust Company, N.A. (“Computershare”), located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the “Plan”), and as transfer agent and registrar with respect to the common shares of the Fund.

Computershare also serves as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series G Preferred, Series H Preferred, Series K Preferred, and Series M Preferred.

BNY Mellon, located at 101 Barclay Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series C Preferred and Series E Preferred. See “Custodian, Transfer Agent, Auction Agent and Dividend Disbursing Agent.”

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are certain questions regarding the Offer that you may have as a holder of the Auction Rate Preferred Shares and the answers to those questions. We urge you to read carefully this entire Offer to Purchase, including the sections entitled “Risk Factors and Special Considerations” and the documents incorporated by reference into this Offer to Purchase.

1.	Who is making the Offer?

The Fund, a Maryland corporation and the issuer of the Auction Rate Preferred Shares, is making the Offer.

The Fund’s Board met on August 23, 2023 to consider and approve the Offer.

The address of the Fund’s principal executive office is One Corporate Center, Rye, New York 10580, and its telephone number at that address is (914) 921-5100.

2.	What is the purpose of the Offer?

Since February 2008, the number of shares of Series C Preferred and Series E Preferred subject to bid orders by potential holders has been less than the number of shares of Series C Preferred and Series E Preferred subject to sell orders. Holders that have submitted sell orders have not been able to sell any or all of the Series C Preferred and Series E Preferred for which they have submitted sell orders. Therefore, the weekly auctions have failed, and the dividend rate has been the maximum rate. For the Series C Preferred and Series E Preferred, the maximum auction rate is 175% of the “AA” Financial Composite Commercial Paper Rate. Existing Series C Preferred and Series E Preferred stockholders may submit an order to hold, bid, or sell such shares on each auction date, or trade their shares in the secondary market. In the absence of successful future auctions that establish dividend rates based on prevailing short term interest rates, this result could lead to divergent and unexpected economic results for the Fund and holders of the Auction Rate Preferred Shares. The Fund believes that the Offer will afford investors desiring to exit their position in the Auction Rate Preferred Shares an opportunity to do so.

3.	Are you making a recommendation whether I should tender my Auction Rate Preferred Shares in the Offer?

No. While we believe the Offer provides benefits to the Fund and to holders of the Auction Rate Preferred Shares, the Offer may not be suitable, or equally suitable, for all holders of the Auction Rate Preferred Shares, and the decision as to whether to tender Auction Rate Preferred Shares in the Offer will not be the same for all holders. Neither we, our Board, the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Auction Rate Preferred Shares in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Auction Rate Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Special Characteristics and Risks” and “Risk Factors and Special Considerations—Risks Related to the Offer.”

4.	Who may participate in the Offer?

The Offer is being made exclusively to existing holders of the Auction Rate Preferred Shares.

5.	What will I receive in the Offer if some or all of my Auction Rate Preferred Shares are validly tendered and accepted for purchase?

In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 20, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Auction Rate Preferred Shares will receive cash in an amount equal to 90% of the $25,000 liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, previously defined as the “Purchase Price”), plus any accrued and unpaid dividends.

6.	Do I have a choice as to whether to participate in the Offer?

Yes. You have the choice of retaining your Auction Rate Preferred Shares or tendering such shares for the Purchase Price. Holders of Auction Rate Preferred Shares are not required to tender their shares in the Offer. If you do not tender your Auction Rate Preferred Shares in the Offer, you will continue to hold such shares.

7.	May I tender only a portion of my Auction Rate Preferred Shares?

Yes. You may choose to tender any or all of your Auction Rate Preferred Shares.

8.	What do you intend to do with the Auction Rate Preferred Shares that are purchased in the Offer?

Auction Rate Preferred Shares accepted for purchase by us in the Offer will be cancelled.

9.	When will the Offer expire? Under what circumstances can the Offer be extended, amended or terminated, and how will I be notified of such extension, amendment or termination?

Unless extended or earlier terminated, the Offer will expire at 5:00 p.m. New York City time, on December 20, 2023.

We reserve the right to extend the Offer for any reason at all, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Offer if we make a material change in the terms of the Offer or in the information contained in this Offer to Purchase or waive a material condition to such Offer. During any extension of the Offer, Auction Rate Preferred Shares that were previously tendered for purchase pursuant to the Offer and not validly withdrawn will remain subject to the Offer. We reserve the right, in our sole and absolute discretion, to terminate the Offer at any time prior to the Expiration Date. If the Offer is terminated, no Auction Rate Preferred Shares tendered in the Offer will be accepted for purchase and any Auction Rate Preferred Shares that have been tendered for purchase will be returned to the holder promptly after the termination at our expense.

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

10.	How do I tender my Auction Rate Preferred Shares in the Offer?

To tender Auction Rate Preferred Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Depositary, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Auction Rate Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Auction Rate Preferred Shares through DTC. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two (2) NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered Auction Rate Preferred Shares will be tendered for the Purchase Price only after timely receipt by the Depositary of such Auction Rate Preferred Shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Offer—Procedure for Tendering”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

See “Terms of the Offer—Procedure for Tendering.”

11.	What must I do if I want to withdraw my Auction Rate Preferred Shares from the Offer?

You may withdraw previously tendered Auction Rate Preferred Shares at any time before the expiration of the Offer. Any Auction Rate Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Offer. In addition, after the expiration of the Offer, you may withdraw any Auction Rate Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Offer. See “The Offer—Withdrawal of Tenders.”

If you tendered your Auction Rate Preferred Shares through DTC, a withdrawal of your Auction Rate Preferred Shares will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Offer or after the expiration of 40 business days after the commencement of the Offer if any Auction Rate Preferred Shares you have tendered have not been accepted by us. Any notice of withdrawal must identify the Auction Rate Preferred Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process. See “The Offer—Withdrawal of Tenders.”

12.	What are the conditions to consummation of the Offer?

The Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of September 30, 2023, SPLP owns more than 80% of the outstanding Auction Rate Preferred Shares. In the event that SPLP does not properly tender substantially all of its Auction Rate Preferred Shares (or determines to withdraw substantially all of its previously tendered Auction Rate Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Offer. See “Terms of the Offer—Conditions to the Offer.”

The Fund has entered into an agreement with SPLP, pursuant to which SPLP has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Offer (the “Share Tender Agreement”). See “Agreements Involving the Fund and its Securities—Share Tender Agreement” of this Offer to Purchase for additional information.

13.	How will my rights and obligations as a holder of Auction Rate Preferred Shares be affected if I do not participate in the Offer?

The terms of any Auction Rate Preferred Shares that remain outstanding after the consummation of the Offer will not change as a result of the Offer.

14.	When and how will I receive the Purchase Price in exchange for my tendered Auction Rate Preferred Shares?

If all terms and conditions to the Offer are satisfied or waived, we will pay the Purchase Price in exchange for validly tendered and not withdrawn Auction Rate Preferred Shares, promptly after the Expiration Date. We refer to the date on which such purchase is made as the “settlement date.” We currently anticipate the Offer settlement date will occur on December 27, 2023 (four business days after the Expiration Date), although the date is subject to change as described in this Offer to Purchase. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals. See “The Offer—Tender of Auction Rate Preferred Shares; Acceptance of Auction Rate Preferred Shares.”

15.	What are the tax consequences of the Offer to me?

The redemption of Auction Rate Preferred Shares will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. holders” (as defined in the section “Taxation”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. The U.S. federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your Auction Rate Preferred Shares

If the redemption of Auction Rate Preferred Shares from a Non-U.S. holder (as defined in the section “Taxation”) is treated as a dividend for U.S. federal income tax purposes, such dividend will be subject to a 30% U.S. withholding tax on the Purchase Price (unless the Non-U.S. holder is eligible to claim a lower rate of tax based on qualification for benefits under a tax treaty with the United States). If you are a Non-U.S. holder, you should consult with your own tax advisor regarding the U.S. and local jurisdiction tax consequences to you of participating in the Offer. See “Taxation.”

16.	Whom can I contact for additional information?

If you would like additional copies, without charge, of this Offer to Purchase, or if you have questions regarding the Offer or require assistance in tendering your Auction Rate Preferred Shares, please contact the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GAB.info@investor.morrowsodali.com).

Holders of Auction Rate Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the Offer.

CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the tender of Auction Rate Preferred Shares pursuant to the Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA and regulations promulgated under ERISA) of any such plan, account or arrangement (each, a “Benefit Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan and prohibit certain transactions involving the assets of a Benefit Plan and its fiduciaries or certain other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Benefit Plan or the management or disposition of the assets of such a Benefit Plan, or who renders investment advice for a fee or other compensation to such a Benefit Plan, is generally considered to be a fiduciary of the Benefit Plan. Neither we, our Board, our Investment Adviser, the Information Agent nor any affiliate or representative of any of the foregoing (“Transaction Parties”) has provided or will provide any investment advice to a Benefit Plan, or to any fiduciary or other person investing the assets of the Benefit Plan in connection with the Offer.

Moreover, governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) (each such governmental, church and foreign plan referred to as a “Non-ERISA Plan,” and together with Benefit Plans, referred to herein as “Plans”), are not subject to the fiduciary responsibility or prohibited transaction (discussed below) provisions of Title I of ERISA or Section 4975 of the Code, but may be subject to state, federal or other laws or regulations substantively similar to such portions of ERISA or Section 4975 of the Code (“Similar Law”).

In considering whether to tender Auction Rate Preferred Shares pursuant to the Offer that constitute the assets of any Plan, a Plan fiduciary should determine whether such tender is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code and Similar Law including, without limitation, to the extent applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code, and Similar Law. The decision to tender Auction Rate Preferred Shares pursuant to the Offer by a fiduciary for a Plan should be considered in light of, but not limited to, such requirements.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and such parties and fiduciaries causing a Benefit Plan to engage in such transactions may be subject to other penalties and liabilities under ERISA and/or the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that potentially may apply to otherwise prohibited transactions that may arise in connection with a tender pursuant to the Offer by a Benefit Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 respecting purchases of shares in investment companies and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan neither receives nor pays more than adequate consideration. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plans considering tendering Auction Rate Preferred Shares pursuant to the Offer in reliance on these exemptions or any other exemption should carefully review an exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption will be applicable to all otherwise prohibited transactions which may occur as a result of a Benefit Plan’s tender of Auction Rate Preferred Shares pursuant to the Offer.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA or Similar Law, it is particularly important that fiduciaries, or other persons considering tendering Auction Rate Preferred Shares pursuant to the Offer on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Law to such tender, whether an exemption would be applicable to the tender of Auction Rate Preferred Shares, and whether the tender of Auction Rate Preferred Shares otherwise will be in compliance with the applicable provisions of ERISA, Section 4975 of the Code and Similar Law.

By its tender of Auction Rate Preferred Shares, each holder will be deemed to represent and warrant that either (i) its Auction Rate Preferred Shares do not constitute the assets of a Plan or (ii) its tender of the Auction Rate Preferred Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Further, if the tendering stockholder is a Plan, such stockholder will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the Plan’s fiduciary (within the meaning of ERISA, the Code, or Similar Laws), or has been relied upon for any advice, with respect to the tender of Auction Rate Preferred Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to tender Auction Rate Preferred Shares.

The offer to a Plan to tender the Plan’s Auction Rate Preferred Shares is in no respect a recommendation by any Transaction Party with respect to whether any Plan should tender Auction Rate Preferred Shares or that such a transaction meets all relevant legal requirements with respect to Plans generally or any particular Plan, or that such tender is appropriate or advisable for Plans generally or any particular Plan. Each holder of Auction Rate Preferred Shares has exclusive responsibility for ensuring that its tender of Auction Rate Preferred Shares does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

THE OFFER

No Recommendation

THE PURCHASE OF AUCTION RATE PREFERRED SHARES FOR CASH IN THE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD, OUR INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY AFFILIATE OF ANY OF THE FOREGOING NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR AUCTION RATE PREFERRED SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE AUCTION RATE PREFERRED SHARES, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO PURCHASE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS AND SPECIAL CONSIDERATIONS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Purpose and Effects of the Offer

Since February 2008, the number of shares of Series C Preferred and Series E Preferred subject to bid orders by potential holders has been less than the number of shares of Series C Preferred and Series E Preferred subject to sell orders. Holders that have submitted sell orders have not been able to sell any or all of the Series C Preferred and Series E Preferred for which they have submitted sell orders. Therefore, the weekly auctions have failed, and the dividend rate has been the maximum rate. For Series C Preferred and Series E Preferred, the maximum auction rate is 175% of the “AA” Financial Composite Commercial Paper Rate. Existing Series C Preferred and Series E Preferred stockholders may submit an order to hold, bid, or sell such shares on each auction date, or trade their shares in the secondary market.

Following the consummation of the Offer (including cash payment of all accrued and unpaid dividends on the Auction Rate Preferred Shares), we will no longer have any payment obligations with respect to Auction Rate Preferred Shares that are tendered. For holders that tender Auction Rate Preferred Shares that are accepted for payment, all accrued and unpaid dividends on such Auction Rate Preferred Shares will be paid in cash in addition to the Purchase Price.

The Fund has entered into the Share Tender Agreement with SPLP, pursuant to which SPLP has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Offer. See “Agreements Involving the Fund and its Securities—Share Tender Agreement” of this Offer to Purchase for additional information. With SPLP’s intent to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Offer, and taking into account that it owns more than 80% of the Auction Rate Preferred Shares, the Fund believes that the Offer will provide a benefit to stockholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 100% of the outstanding Auction Rate Preferred Shares validly tendered and not withdrawn prior to the Expiration Date. The Offer will commence on November 16, 2023, and terminate on the Expiration Date, or such later date to which the Fund may extend the Offer.

Number of Auction Rate Preferred Shares. As of September 30, 2023, we had issued and outstanding 2,492 shares of Series C Preferred and 1,108 shares of Series E Preferred. As of September 30, 2023, the Directors and executive officers of the Fund did not own any Series C Preferred or Series E Preferred. Our Directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders, and one or more of such persons may, but are under no obligation to, do so.

Purchase Price. In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, each participating holder of Auction Rate Preferred Shares will receive cash in an amount equal to 90% of the $25,000 liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share), plus any accrued and unpaid dividends, on the terms and subject to the conditions set forth in this offer to purchase.

Limited Offering

We are making the Offer only to existing holders of Auction Rate Preferred Shares. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Auction Rate Preferred Shares. Our officers, Directors and employees may solicit tenders from holders of Auction Rate Preferred Shares and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Source of Funds; Effect of the Offer

We do not need any outside funds to effect the Offer. The Purchase Price and all accrued and unpaid dividends on Auction Rate Preferred Shares tendered in the Offer will be paid for with cash on hand.

Purchase Price is Less than Liquidation Preference. The Purchase Price for each Auction Rate Preferred Share will be 90% of the $25,000 liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per Auction Rate Preferred Share). Under the Articles Supplementary of the Series C Preferred Shares and Articles Supplementary of the Series E Preferred Shares, holders of Auction Rate Preferred Shares would receive the full liquidation preference per Auction Rate Preferred Share in certain limited circumstances (e.g., in the event of any liquidation, dissolution or winding up of the affairs of the Fund). Under current market conditions, we believe the likelihood of the Fund liquidating or being required to redeem the Auction Rate Preferred Shares under the terms of the Articles Supplementary is remote. The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Auction Rate Preferred Shares that remain outstanding after the Offer, including a redemption of such Auction Rate Preferred Shares.

Effect on Net Asset Value of Common Stock. Holders of Auction Rate Preferred Shares should note that the Offer is expected to result in accretion to the net asset value of the common stock of the Fund following the Offer, due to the fact that the tender price would represent a 10% discount to the liquidation preference of the Auction Rate Preferred Shares. The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each Auction Rate Preferred Share, which is the amount a holder of Auction Rate Preferred Shares would receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available) or in the event of a mandatory redemption under the terms of the Auction Rate Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements.

The Fund is required by law to pay for tendered Auction Rate Preferred Shares it accepts for payment promptly after the Expiration Date. Because the Fund will not know the exact number of Auction Rate Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the exact amount of cash required to pay for such Auction Rate Preferred Shares. If on, or prior to, the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Auction Rate Preferred Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Lack of Market for Auction Rate Preferred Shares. The actual number of Auction Rate Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Auction Rate Preferred Shares tendered and purchased in the Offer. Any Auction Rate Preferred Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or subsequently redeemed by the Fund. As noted above, holders of Auction Rate Preferred Shares would receive the full liquidation preference of the Auction Rate Preferred Shares in certain limited circumstances (e.g., in the event of any liquidation, dissolution or winding up of the affairs of the Fund). Under current market conditions, we believe the likelihood of the Fund liquidating or being required to redeem Auction Rate Preferred Shares is remote. As described above, since February 2008, the number of shares of Series C Preferred and Series E Preferred subject to bid orders by potential holders has been less than the number of shares of Series C Preferred and Series E Preferred subject to sell orders and holders that have submitted sell orders have not been able to sell any or all of the Series C Preferred and Series E Preferred for which they have submitted sell orders. There can be no assurance that there will be future liquidity for the Auction Rate Preferred Shares. The Investment Adviser regularly examines leverage alternatives for the Fund and presents related information to the Board for consideration as part of its ongoing investment responsibilities. In examining such alternatives, the Investment Adviser considers its economic and interest rate outlook, the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with changing regulations and interest rate environments globally, the cost, terms and asset coverage requirements of such alternative forms, as applicable. In considering any recommendation by the Investment Adviser and making any decision as to whether to effect a redemption of any Auction Rate Preferred Shares remaining outstanding following the consummation of the Offer, the Fund will take into account what is in the best interests of the Fund’s stockholders and the particular facts and circumstances that may then exist, which may include some or all of the factors noted above and any other factors that the Fund deems relevant.

Expiration Date

The term “Expiration Date” means 5:00 p.m., New York City time, on December 20, 2023, unless we extend the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.

DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Offer expires or terminates without any Auction Rate Preferred Shares being accepted by us following the expiration or termination of the Offer, you will continue to hold your Auction Rate Preferred Shares.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer is open, in our sole discretion. We will extend the expiration date of the Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Auction Rate Preferred Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Auction Rate Preferred Shares in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to (i) amend or make changes to the terms of the Offer, including the conditions to the Offer and (ii) delay our acceptance or our acquisition of any Auction Rate Preferred Shares pursuant to the Offer or terminate the Offer and not accept or acquire any Auction Rate Preferred Shares not previously accepted or acquired, upon the determination that any of the conditions of the Offer exist and have not been waived, as determined by us.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by law if the Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Auction Rate Preferred Shares being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Auction Rate Preferred Shares, such modification will be applicable to all holders of Auction Rate Preferred Shares whose Auction Rate Preferred Shares are accepted pursuant to the Offer and if, at the time notice of any such modification is first published, sent or given to holders of Auction Rate Preferred Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern time.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the expiration date of the Offer. If the Offer is terminated, no Auction Rate Preferred Shares tendered in the Offer will be accepted for purchase and any Auction Rate Preferred Shares that have been tendered for purchase will be returned to the holder promptly after the termination at our expense.

Tender of Auction Rate Preferred Shares; Acceptance of Auction Rate Preferred Shares and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, all Auction Rate Preferred Shares validly tendered and not properly withdrawn. The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Offer settlement date will occur on December 27, 2023 (four business days after the Expiration Date). In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Auction Rate Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or exchange for, the Auction Rate Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Auction Rate Preferred Shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Offer.

For purposes of the Offer, we will be deemed to have accepted (and thereby acquired) Auction Rate Preferred Shares validly tendered, and not properly withdrawn, if and when we notify the Depositary of our acceptance of the tenders from the holders of Auction Rate Preferred Shares pursuant to the Offer.

Payment for Auction Rate Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Purchase Price, plus any accumulated and unpaid dividends, with the Depositary, which will act as agent for the tendering holders of Auction Rate Preferred Shares for purpose of receiving payments from the Fund and transmitting such payments to the tendering holders of Auction Rate Preferred Shares. In all cases, payment for Auction Rate Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Auction Rate Preferred Shares into the Depositary’s account at DTC, a properly completed Agent’s Message (as defined below) and any other required documents. Accordingly, payment may be made to tendering holders of Auction Rate Preferred Shares at different times if delivery of the Auction Rate Preferred Shares and other required documents occurs at different times.

Under no circumstances will we pay interest on the Purchase Price, regardless of any delay in making such delivery or extension of the Expiration Date.

If, prior to the Expiration Date, we increase the Purchase Price to be paid for each Auction Rate Preferred Share tendered pursuant to this Offer, we will pay or deliver such increased Purchase Price for all such Auction Rate Preferred Shares acquired pursuant to the Offer, whether or not such Auction Rate Preferred Shares were tendered prior to such increase in Purchase Price.

In all cases, delivery to a tendering holder of the Purchase Price for Auction Rate Preferred Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of the confirmation of a book-entry transfer of the Auction Rate Preferred Shares into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedure for Tendering.”

If we do not accept any tendered Auction Rate Preferred Shares pursuant to the terms of the Offer for any reason, those Auction Rate Preferred Shares will be credited back to the appropriate account promptly following expiration or termination of the Offer.

All Auction Rate Preferred Shares that are validly tendered and accepted by us in the Offer will, upon our instruction, be surrendered by the Depositary to us for cancellation.

Procedure for Tendering

Valid Tender of Auction Rate Preferred Shares. For stockholders to validly tender shares under the Offer:

●	the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, before the Expiration Date, or

●	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable dead-line.

We recommend that stockholders who hold Auction Rate Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Signature Guarantees. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Auction Rate Preferred Share (which term, for purposes of this Offer to Purchase, shall include any participant in DTC, referred to as the “Book-Entry Transfer Facility,” whose name appears on a security position listing as the owner of the Auction Rate Preferred Shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) if Auction Rate Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Consideration for Auction Rate Preferred Shares tendered and accepted for purchase under the Offer will be distributed only after timely receipt by the Depositary of (a) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility as described above, (b) a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and (c) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery. The Depositary will establish an account for the Auction Rate Preferred Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Auction Rate Preferred Shares by causing DTC to transfer such Auction Rate Preferred Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Auction Rate Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Auction Rate Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash dividends in connection with the Offer, a U.S. holder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. holder’s correct TIN (as defined in Section 13) on an U.S. Internal Revenue Service Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. holder does not provide such U.S. holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such U.S. holder and payment of cash to such U.S. holder pursuant to the Offer may be subject to backup withholding of 24%. All U.S. holders surrendering shares pursuant to the Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Fund and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate IRS Form W-8 (instead of an IRS Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A stockholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. A non-U.S. holder may be subject to a 30% U.S. federal withholding tax on the Purchase Price. As described in “Taxation,” gain recognized pursuant to the Offer may qualify as capital gain or the Purchase Price may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. A Non-U.S. holder that tenders Auction Rate Preferred Shares pursuant to the Offer will have their shares accepted for purchase pursuant to the Offer only if such Non-U.S. holder pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the purchase of shares pursuant to the Offer constitutes a dividend for U.S. federal income tax purposes. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder meets the tests that would characterize the gain as capital gain (as opposed to a dividend) with respect to which the non-U.S. holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a stockholder desires to tender Auction Rate Preferred Shares in the Offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder may nevertheless tender the Auction Rate Preferred Shares, provided that the stockholder satisfies all of the following conditions:

●	the stockholder makes the tender by or through an Eligible Institution;

●	the Depositary receives by mail or overnight courier, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

●	the Depositary receives the Auction Rate Preferred Shares certificates, in proper form for transfer, or confirmation of book-entry transfer of the Auction Rate Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within two (2) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, registered mail, or email transmission (at canoticeofguarantee@computershare.com) before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If you hold shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

Return of Unpurchased Shares. If any tendered Auction Rate Preferred Shares are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all Auction Rate Preferred Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Auction Rate Preferred Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Auction Rate Preferred Shares, as applicable, or, in the case of Auction Rate Preferred Shares tendered by book-entry transfer at the book-entry transfer facility, the Auction Rate Preferred Shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Auction Rate Preferred Shares to be accepted, the consideration to be received in respect of any Auction Rate Preferred Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Auction Rate Preferred Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Auction Rate Preferred Shares that we determine are not in proper form or the acceptance for purchase of or purchase for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Auction Rate Preferred Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of the Fund, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of Auction Rate Preferred Shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to the Fund that:

●	the stockholder has a net long position in the Auction Rate Preferred Shares or equivalent securities at least equal to the Auction Rate Preferred Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

●	the tender of Auction Rate Preferred Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Auction Rate Preferred Shares for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

●	has a net long position equal to or greater than the amount tendered in the Auction Rate Preferred Shares, or has securities immediately convertible into, or exchangeable or exercisable for, the Auction Rate Preferred Shares, and

●	will deliver or cause to be delivered the Auction Rate Preferred Shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for purchase of Auction Rate Preferred Shares tendered under the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their Auction Rate Preferred Shares has been lost, stolen, misplaced or destroyed may contact the Transfer Agent for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive the Purchase Price for Auction Rate Preferred Shares that are tendered and accepted for purchase. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that stockholders whose share certificate has been lost, stolen, misplaced or destroyed contact the Depositary immediately in order to permit timely processing of this documentation.

STOCKHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE FUND. THE FUND WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE FUND WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

Fees. If you own your Auction Rate Preferred Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Auction Rate Preferred Shares on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Binding Agreement. Our acceptance of Auction Rate Preferred Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Effects of Tenders

By tendering your Auction Rate Preferred Shares as set forth above, you irrevocably appoint the Fund and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Auction Rate Preferred Shares tendered and accepted by us, including to (i) transfer the tendered Auction Rate Preferred Shares to, or to the order of, the Fund and (ii) surrender the tendered Auction Rate Preferred Shares and instruct the Depositary to deliver the underlying Auction Rate Preferred Shares to, or to the order of, the Fund. Such appointment will be automatically revoked if we do not accept all of the Auction Rate Preferred Shares that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Auction Rate Preferred Shares and therefore shall not be revocable; provided that the Auction Rate Preferred Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Auction Rate Preferred Shares are properly withdrawn.

Withdrawal of Tenders

You may properly withdraw Auction Rate Preferred Shares that you tender at any time prior to the Expiration Date of the Offer, which is 5:00 p.m., New York City time, on December 20, 2023, unless we extend it. Any Auction Rate Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Offer. In addition, after the expiration of the Offer, you may withdraw any Auction Rate Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Auction Rate Preferred Shares that the stockholder wishes to withdraw and the name of the registered holder of the Auction Rate Preferred Shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Auction Rate Preferred Shares have been tendered for the account of an Eligible Institution.

If a stockholder has tendered Auction Rate Preferred Shares under the procedure for book-entry transfer, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Auction Rate Preferred Shares and must otherwise comply with the book-entry transfer facility’s procedures.

If we extend the Offer, are delayed in our acceptance of the Auction Rate Preferred Shares or are unable to accept Auction Rate Preferred Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Auction Rate Preferred Shares, and that Auction Rate Preferred Shares may not be withdrawn except as otherwise provided in this Offer to Purchase, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Auction Rate Preferred Shares withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be given, unless the Auction Rate Preferred Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Auction Rate Preferred Shares may be re-tendered by following the procedures described above under “The Offer—Procedure for Tendering” at any time prior to the expiration date of the Offer.

None of us, our Investment Adviser, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Auction Rate Preferred Shares properly withdrawn will be deemed to not have been validly tendered for purposes of the Offer.

Conditions to the Offer

Notwithstanding any other provision of the Offer, the Fund will not be required to accept any Auction Rate Preferred Shares tendered, or provide the Purchase Price, and may also terminate or amend the Offer or may postpone the acceptance of Auction Rate Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Fund to have occurred) that, in the Fund’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with consummation of the Offer:

●	holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares have not properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date;

●	there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Fund or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Fund’s reasonable judgment, seeks to or could, directly or indirectly:

○	make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the Auction Rate Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

○	make the acceptance of the Auction Rate Preferred Shares or the provision of the Purchase Price illegal or otherwise restrict or prohibit completion of the Offer;

○	delay or restrict the ability of the Fund, or render the Fund unable, to accept some or all of the Auction Rate Preferred Shares or offer the Purchase Price pursuant to the Offer; or

○	materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to accept some or all of the Auction Rate Preferred Shares pursuant to the Offer;

●	there shall have occurred any of the following:

○	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

○	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

○	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

○	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the Auction Rate Preferred Share;

○	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

●	we learn that:

○	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer, has occurred or is threatened;

○	any change or changes have occurred or are threatened in our or any subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any subsidiaries or affiliates or the benefits of the Offer to us; or

○	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment.

The foregoing conditions are for the sole benefit of the Fund and may be waived by the Fund, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

Notwithstanding the foregoing conditions, the Fund reserves the right, in its sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the Expiration Date of the Offer. If the Offer is terminated, no Auction Rate Preferred Shares tendered in the Offer will be accepted for purchase and any Auction Rate Preferred Shares that have been tendered for purchase will be returned to the holder promptly after the termination at our expense. See “—Extension, Termination and Amendment” above.

Source of Funds

We do not need any outside funds to effect the Offer. The Purchase Price and all accrued and unpaid dividends on Auction Rate Preferred Shares tendered in the Offer will be paid for with cash on hand.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Auction Rate Preferred Shares pursuant to the Offer. We intend to make all required filings under the Exchange Act.

Information Agent and Depositary

Morrow Sodali LLC is acting as Information Agent and Computershare Trust Company, N.A. is acting as Depositary in connection with the Offer. The Information Agent may contact holders of Auction Rate Preferred Shares by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Depositary will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Purchase to the beneficial owners of Auction Rate Preferred Shares and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders from holders of Auction Rate Preferred Shares in connection with the Offer.

You should rely only on the information contained in this Offer to Purchase. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Investment Adviser, the Information nor the Depositary has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Fund or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. We are offering to acquire, and are seeking tenders from holders of the Auction Rate Preferred Shares only in jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Holders who tender their Auction Rate Preferred Shares through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

Offer Fees and Expenses

We will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer and related documents to the beneficial owners of Auction Rate Preferred Shares and in handling or forwarding of Auction Rate Preferred Shares by their customers.

In connection with the Offer, our officers, directors and employees may solicit tenders from the holders of Auction Rate Preferred Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. They will not be separately compensated for these services.

No brokerage commissions will be payable by tendering holders of Auction Rate Preferred Shares to us or the Depositary. Holders who tender their Auction Rate Preferred Shares through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Additional Information.”

TAXATION

The following discussion is a brief summary of certain U.S. federal income tax considerations of the Offer.

Except as expressly provided otherwise, this discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). The discussion is based upon current provisions of the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling or opinion has been sought regarding the matters described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its stockholders (including stockholders subject to special tax rules and stockholders that own or have owned, actually or constructively, more than 5% of any class or series of the shares of the Fund), nor does this discussion address any state, local, or foreign tax concerns.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Auction Rate Preferred Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

●	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Auction Rate Preferred Shares that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder. If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Auction Rate Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Auction Rate Preferred Shares.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer, provided that the Offer is treated as an isolated redemption.

The discussions set forth this Offer to Purchase do not constitute tax advice. Investors are urged to consult their own tax advisers with any specific questions relating to U.S. federal, state, local and foreign taxes.

Tax Consequences of the Offer

Tax Consequences to Tendering U.S. Holders in the Offer

An exchange of Auction Rate Preferred Shares for the Purchase Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives the Purchase Price pursuant to the Offer will, depending on such U.S. holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Auction Rate Preferred Shares or as receiving a dividend distribution with respect to their Auction Rate Preferred Shares.

Under Section 302 of the Code, a U.S. holder will recognize gain or loss on a redemption of Auction Rate Preferred Shares if the exchange (i) results in a “complete termination” of all of such U.S. holder’s equity interest in the Fund, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. In applying the Section 302 tests, a U.S. holder must take account of stock that such U.S. holder constructively owns under attribution rules, pursuant to which the U.S. holder will be treated as owning stock owned by certain family members (except that in the case of a “complete termination” a U.S. holder may, under certain circumstances, waive attribution from family members) and related entities and stock that the U.S. holder has the right to acquire by exercise of an option.

Complete Termination. Because we are only offering to purchase Auction Rate Preferred Shares, a U.S. holder owning shares other than Auction Rate Preferred Shares will not completely terminate the holder’s ownership of the Fund as a result of the Offer. A U.S. holder that owns solely Auction Rate Preferred Shares may be able to completely terminate its share ownership in the Fund as a result of consummation of the Offer if such individual tenders all of its Auction Rate Preferred Shares.

Substantially Disproportionate. A redemption of Auction Rate Preferred Shares will generally be a substantially disproportionate redemption with respect to a U.S. holder if the percentage of the then outstanding Auction Rate Preferred Shares owned by such U.S. holder immediately after the redemption is less than 80% of the percentage of the Auction Rate Preferred Shares owned by such U.S. holder immediately before the redemption and, immediately after the redemption, the U.S. holder actually and constructively owns less than 50% of the total voting power of all classes of Fund stock entitled to vote. Whether an individual will satisfy this test will depend on the number of Auction Rate Preferred Shares redeemed and whether the individual owns, or is treated as owning, shares other than Auction Rate Preferred Shares.

Not Essentially Equivalent to a Dividend. If a redemption of Auction Rate Preferred Shares fails to satisfy the “complete termination” and “substantially disproportionate” tests, the U.S. holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. A redemption of Auction Rate Preferred Shares will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. holder’s equity interest in the Fund. A redemption of Auction Rate Preferred Shares that results in a reduction of a U.S. holder’s proportionate equity where such U.S. holder’s relative equity interest in the Fund is minimal (an interest of less than one percent may satisfy this requirement), and who does not exercise any control over or participate in the management of our corporate affairs, may be treated as “not essentially equivalent to a dividend.” A U.S. holder should consult its tax advisor regarding the application of the rules of Section 302 in their particular circumstances.

If a redemption of Auction Rate Preferred Shares is treated as a sale or exchange, a U.S. holder generally will recognize gain or loss upon the exchange of Auction Rate Preferred Shares in an amount equal to the difference between (i) the Purchase Price, and (ii) its adjusted tax basis in the Auction Rate Preferred Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, a U.S. holder has held the Auction Rate Preferred Shares for more than one year. Long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.

If a U.S. holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Auction Rate Preferred Shares, the Purchase Price, will be treated as a distribution taxable as a dividend to the extent of the U.S. holder’s allocable portion of our current and accumulated earnings and profits. The excess of such amount received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. holder’s tax basis in the Auction Rate Preferred Shares). Any amounts received in excess of the U.S. holder’s tax basis will be treated as taxable gain. If the amount received by a U.S. holder is treated as a “dividend,” the tax basis in the Auction Rate Preferred Shares tendered to the Company will be transferred to any remaining Auction Rate Preferred Shares held by such U.S. holder.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

Tax Considerations to Tendering Non-U.S. Holders in the Offer

Dividends paid by a U.S. corporation to a Non-U.S. holder are subject to a 30% withholding tax (or lower treaty rate) unless the dividend income is treated as effectively connected with a U.S. trade or business of the Non-U.S. holder. As discussed above under the heading “Tax Consequences of the Offer,” the redemption of Auction Rate Preferred Shares pursuant to the Offer may be treated as a dividend for U.S. federal income tax purposes. For purposes of determining any required withholding for Non-U.S. holders, we will treat the redemption of Auction Rate Preferred Shares as a dividend. The amount required to be withheld by us from a Non-U.S. holder may be reduced if the holder returns to us with their payment (a) a properly completed and duly executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming qualification for a reduced rate of withholding with respect to dividends under an applicable tax treaty with the United States or (b) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A Non-U.S. holder for which the applicable withholding agent pays withholding taxes pursuant to the process described above may be eligible to file for a refund of the tax or a portion of the tax if the Non-U.S. holder (a) meets the “complete redemption”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and, because the proper form was not provided to us, we paid taxes on your behalf at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

CUSTODIAN, TRANSFER AGENT, AUCTION AGENT AND DIVIDEND DISBURSING AGENT

BNY Mellon, located at 240 Greenwich Street, New York, New York 10286, serves as the Custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee paid by the Fund based upon, among other things, the average weekly value of the total assets of the Fund, plus certain charges for securities transactions and out-of-pocket expenses.

Computershare, located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Plan and as transfer agent and registrar with respect to the common stock of the Fund.

Computershare also serves as the Fund’s transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series G Preferred, Series H Preferred, Series K Preferred, and Series M Preferred.

BNY Mellon, located at 101 Barclay Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series C Preferred and Series E Preferred.

AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES

Investment Advisory and Administrative Arrangements

The Investment Adviser is a New York limited liability company which serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $19.7 billion as of June 30, 2023. The Investment Adviser is a registered adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of GAMCO Investors, Inc. (“GAMI”). Mr. Mario J. Gabelli owns a majority of the stock of GGCP, Inc. (“GGCP”), which holds a majority of the capital stock and voting power of GAMI. The Investment Adviser has several affiliates that provide investment advisory services: GAMCO Asset Management Inc. (“GAMCO”), a wholly owned subsidiary of GAMI, acts as investment adviser for individuals, pension trusts, profit sharing trusts, endowments, and as a sub-adviser to certain third party investment funds, which include registered investment companies, having assets under management of approximately of $11.0 billion as of June 30, 2023; Teton Advisors, Inc., and its wholly owned investment adviser, Keeley Teton Advisers, LLC, with assets under management of approximately $1.5 billion as of March 31, 2023, acts as investment adviser to The TETON Westwood Funds, the KEELEY Funds, and separately managed accounts; and Gabelli & Company Investment Advisers, Inc. (formerly, Gabelli Securities, Inc.), a wholly owned subsidiary of Associated Capital Group, Inc. (“Associated Capital”), acts as investment adviser for certain alternative investment products, consisting primarily of risk arbitrage and merchant banking limited partnerships and offshore companies, with assets under management of approximately $1.6 billion as of June 30, 2023. Teton Advisors, Inc. was spun off by GAMI in March 2009 and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Teton Advisors, Inc., as of December 31, 2022. Associated Capital was spun off from GAMI on November 30, 2015, and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Associated Capital.

The Investment Adviser has sole investment discretion for the Fund’s assets under the supervision of the Fund’s Board and in accordance with the Fund’s stated policies. The Investment Adviser will select investments for the Fund and will place purchase and sale orders on behalf of the Fund.

Under the terms of the Investment Advisory Agreement with the Fund (the “Advisory Agreement”), the Investment Adviser manages the portfolio of the Fund in accordance with its stated investment objectives and policies, makes investment decisions for the Fund, and places orders to purchase and sell securities on behalf of the Fund and manages the Fund’s other business and affairs, all subject to the supervision and direction of the Board. In addition, under the Advisory Agreement, the Investment Adviser oversees the administration of all aspects of the Fund’s business and affairs and provides, or arranges for others to provide, at the Investment Adviser’s expense, certain enumerated services, including maintaining the Fund’s books and records, preparing reports to its stockholders and supervising the calculation of the net asset value of its stock. All expenses of computing the Fund’s net asset value, including any equipment or services obtained solely for the purpose of pricing shares of stock or valuing the Fund’s investment portfolio, will be an expense of the Fund under the Advisory Agreement unless the Investment Adviser voluntarily assumes responsibility for such expense. During fiscal year 2022, the Fund reimbursed the Investment Adviser $45,000 in connection with the cost of computing the Fund’s net asset value.

The Advisory Agreement combines investment advisory and administrative responsibilities in one agreement. For services rendered by the Investment Adviser on behalf of the Fund under the Advisory Agreement, the Fund pays the Investment Adviser a fee computed weekly and paid monthly, equal on an annual basis to 1.00% of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). The fee paid by the Fund may be higher when leverage in the form of preferred stock or borrowings is utilized, giving the Investment Adviser an incentive to utilize such leverage. Because the management fees are based on a percentage of average weekly net assets that includes assets attributable to the Fund’s use of leverage in the form of preferred stock or money borrowed, the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of such leverage because leverage may have the effect of increasing the Investment Adviser’s compensation. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage. The Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the Series C Preferred and Series E Preferred during the fiscal year if the total return of the net asset value of the common stock, including distributions and management fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period. In other words, if the effective cost of the leverage for the Series C Preferred and Series E Preferred exceeds the total return (based on net asset value) on the Fund’s common stock, the Investment Adviser will waive that portion of its management fee on the incremental assets attributable to the leverage for that series of preferred stock to mitigate the negative impact of the leverage on the common stockholder’s total return. This fee waiver was voluntarily undertaken by the Investment Adviser and will remain in effect as long as the Series C Preferred and Series E Preferred are outstanding. This fee waiver does not apply to the Series G Preferred, Series H Preferred, Series K Preferred, or Series M Preferred. The Fund’s total return on the net asset value of its common stock is monitored on a monthly basis to assess whether the total return on the net asset value of its common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of outstanding preferred stock for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those assets.

During the year ended December 31, 2022, the Fund’s total return on the NAV of the common shares did not exceed the dividend rate of the outstanding Series C Preferred and Series E Preferred. Thus, advisory fees were not accrued on the liquidation value of Series C and E Preferred Shares and advisory fees were reduced by $899,999.

The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties thereunder, the Investment Adviser is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund. As part of the Advisory Agreement, the Fund has agreed that the name “Gabelli” is the Investment Adviser’s property, and that in the event the Investment Adviser ceases to act as an investment adviser to the Fund, the Fund will change its name to one not including “Gabelli.”

Pursuant to its terms, the Advisory Agreement will remain in effect with respect to the Fund from year to year if approved annually (i) by the Fund’s Board or by the holders of a majority of the Fund’s outstanding voting securities and (ii) by a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of any party to the Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Share Tender Agreement

The Fund has entered into the Share Tender Agreement with SPLP, pursuant to which SPLP has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Offer. With SPLP’s intent to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Offer, and taking into account that SPLP owns more than 80% of the Auction Rate Preferred Shares, the Fund believes that the Offer will provide a benefit to stockholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Pursuant to the Share Tender Agreement, SPLP has agreed to validly tender (and not withdraw) 100% of the Auction Rate Preferred Shares it beneficially owns and shall convey, transfer and deliver such Auction Rate Preferred Shares to the Fund as of the Expiration Date. The Share Tender Agreement is subject to certain conditions to closing and contains customary representations and warranties of each of SPLP and the Fund. Each party will cover their own costs relating to the Share Tender Agreement.

PROPOSALS AND PLANS

Except as otherwise disclosed in this Offer to Purchase, none of the Fund, the Investment Adviser or the Board or any person controlling the Fund, the Investment Adviser or the Board has any plans or proposals that relate to or would result in:

1.	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund;

2.	any purchase, sale or transfer of a material amount of assets of the Fund;

3.	any material change in the present distribution policy or indebtedness or capitalization of the Fund;

4.	any changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

5.	any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policies for which a vote would be required by Section 13 of the 1940 Act;

6.	any class of equity securities of the Fund to be delisted from a national securities exchange;

7.	any class of equity securities of the Fund becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

8.	the suspension of the Fund’s obligation to file reports under Section 15(d) of the Exchange Act;

9.	the acquisition by any person of additional securities of the Fund or the disposition of securities of the Fund other than as disclosed in this Offer to Purchase; or

10.	any changes in the Fund’s Charter, Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of September 30, 2023. To our knowledge, no person beneficially owned more than 5% of any series of our Auction Rate Preferred Shares, except as set forth below. To our knowledge, none of our officers or Directors owned 1% or more of our outstanding Auction Rate Preferred Shares. Collectively, to our knowledge, the officers and Directors of the Fund do not beneficially own, as a group, in the aggregate, any Auction Rate Preferred Shares of the Fund. Unless otherwise indicated below, to our knowledge, each owner named below has sole voting and dispositive power for all shares shown to be beneficially owned by that person. Share amounts listed below do not include fractional share amounts.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Auction Rate Preferred Shares
Sunrise Partners Limited Partnership	2,071 Series C Preferred 894 Series E Preferred	82.4%

Our Directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders, and one or more of such persons may, but are under no obligation to, do so.

TRANSACTIONS IN AUCTION RATE PREFERRED SHARES

None of the Fund or any of its affiliates, Directors or executive officers has engaged in any transactions in Auction Rate Preferred Shares in the 60-day period prior to the date of this Offer to Purchase.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Purchase information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the Offer (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”):

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2022, filed with the SEC on March 9, 2023;

●	our semi-annual report on Form N-CSR for the fiscal period ended June 30, 2023, filed with the SEC on September 6, 2023;

●	our definitive proxy statement on Schedule 14A for our 2023 annual meeting of shareholders, filed with the SEC on April 5, 2023; and

●	our base prospectus and statement of additional information, dated December 23, 2020, filed pursuant to Rule 424(b) with the SEC on June 2, 2021 (File Nos. 333-251763 and 811-04700).

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Purchase and a copy of any or all other contracts or documents which are referred to in this Offer to Purchase. Requests should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GAB.info@investor.morrowsodali.com).

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Exchange Act and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s common shares are listed on the NYSE under the symbol “GAB.” Reports, proxy statements and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 11 Wall Street, New York, New York 10005, as the case may be.